Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

On May 10, 2013, Flotek Industries, Inc. ("Flotek" or the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Florida Chemical Company, Inc. ("Florida Chemical") under which Flotek agreed to acquire all of the issued and outstanding shares of common stock of Florida Chemical. The merger was effective May 10, 2013 and Florida Chemical became a wholly-owned subsidiary of Flotek.
The unaudited pro forma condensed combined balance sheet as of March 31, 2013, and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2012 and the three months ended March 31, 2013 are based on the historical consolidated financial statements of Flotek and Florida Chemical. These unaudited pro forma condensed combined financial statements reflect the merger and related events using the acquisition method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 reflects the merger and related events as if they had been consummated on March 31, 2013. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2012 and the three months ended March 31, 2013, reflect the merger and related events as if they had been consummated on January 1, 2012.
The pro forma adjustments are based upon available information and assumptions that the managements of Flotek and Florida Chemical believe reasonably reflect the merger and that can be factually supported within the SEC regulations covering the preparation of pro forma financial statements.
The unaudited pro forma condensed combined financial statements and related notes are presented for informational purposes only and do not purport to represent the financial position or results of operations as if the transactions had occurred on the dates discussed above. They also do not project or forecast the consolidated financial positions or results of operations for any future date or period. The unaudited pro forma condensed combined financial statements and related notes should be read together with:

•	the separate historical audited financial statements of Flotek as of and for the year ended December 31, 2012 included in Flotek's Annual Report on Form 10-K for the year ended December 31, 2012;

•
the separate historical unaudited financial statements of Flotek as of and for the three months ended March 31, 2013 included in Flotek's Quarterly Report on Form 10-Q for the three months ended March 31, 2013;

•
the separate historical audited consolidated financial statements of Florida Chemical as of and for the year ended December 31, 2012, which are included as Exhibit 99.1 to this Current Report on Form 8K/A; and

•
the separate historical unaudited consolidated financial statements of Florida Chemical as of and for the three months ended March 31, 2013, which are included as Exhibit 99.2 to this current Report on Form 8K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2013
(In thousands)

	Flotek Industries, Inc.	Florida Chemical Company, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$248	$216	$—		$464
Accounts receivable	46,167	13,980	(3,313)	(a)	56,834
Inventories	44,836	16,180	—		61,016
Deferred tax assets	1,280	—	—		1,280
Other current assets	2,839	435	—		3,274
Total current assets	95,370	30,811	(3,313)		122,868
Property, plant and equipment, net	57,158	19,983	106	(c)	77,247
Goodwill	26,943	—	39,728	(d)	66,671
Deferred tax assets, net	15,381	—	320	(e)	15,701
Other intangible assets, net	23,631	—	56,020	(f)	79,651
Other assets	—	226	—		226
Total Assets	$218,483	$51,020	$92,861		$362,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,565	$13,421	$(3,313)	(a)	$28,673
Accrued liabilities	6,764	1,276	—		8,040
Income taxes payable	3,038	—	—		3,038
Current portion of long-term debt	5,432	266	28,554	(g) (h)	34,252
Total current liabilities	33,799	14,963	25,241		74,003
Long-term debt, less current portion	21,673	485	24,515	(g) (h)	46,673
Deferred tax liabilities, net	394	—	25,966	(e)	26,360
Total liabilities	55,866	15,448	75,722		147,036
Stockholders’ equity:
Common stock	5	10	23	(i)	38
Additional paid-in capital	200,642	151	52,527	(i)	253,320
Accumulated other comprehensive income (loss)	(60)	72	(72)	(i)	(60)
Retained earnings (accumulated deficit)	(29,254)	35,339	(35,339)	(i)	(29,254)
Treasury stock	(8,716)	—	—		(8,716)
Total stockholders’ equity	162,617	35,572	17,139		215,328
Total Liabilities and Stockholders' Equity	$218,483	$51,020	$92,861		$362,364

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2012
(In thousands, except per share data)

	Flotek Industries, Inc.	Florida Chemical Company, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$312,828	$102,686	$(23,728)	(b)	$391,786
Cost of revenue	181,209	80,381	(23,728)	(b)	237,862
Gross margin	131,619	22,305	—		153,924
Expenses:
Selling, general and administrative	66,415	12,747	636	(j)	79,798
Depreciation and amortization	4,410	702	2,417	(k)	7,529
Research and development	3,182	—	—		3,182
Gain on disposal of long-lived assets	(1,009)	—	—		(1,009)
Total expenses	72,998	13,449	3,053		89,500
Income from operations	58,621	8,856	(3,053)		64,424
Other income (expense):
Loss on extinguishment of debt	(7,257)	—	—		(7,257)
Change in fair value of warrant liability	2,649	—	—		2,649
Interest income (expense), net	(8,103)	(112)	991	(l)	(7,224)
Other income (expense), net	(452)	21	—		(431)
Total other income (expense)	(13,163)	(91)	991		(12,263)
Income before income taxes	45,458	8,765	(2,062)		52,161
Income tax benefit (expense)	4,333	—	(2,592)	(m)	1,741
Net income	$49,791	$8,765	$(4,654)		$53,902

Earnings per common share:
Basic	$1.03				$1.05
Diluted	$0.97				$0.98
Weighted average common shares:
Basic	48,185			(n)	51,469
Diluted	53,554			(n)	56,838

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Three Months Ended March 31, 2013
(In thousands, except per share data)

	Flotek Industries, Inc.	Florida Chemical Company, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$78,243	$22,454	$(5,213)	(b)	$95,484
Cost of revenue	45,613	15,654	(5,213)	(b)	56,054
Gross margin	32,630	6,800	—		39,430
Expenses:
Selling, general and administrative	18,017	3,440	159	(j)	21,616
Depreciation and amortization	1,190	325	687	(k)	2,202
Research and development	875	—	—		875
Total expenses	20,082	3,765	846		24,693
Income from operations	12,548	3,035	(846)		14,737
Other income (expense):
Interest income (expense), net	(434)	(9)	267	(l)	(176)
Other income (expense), net	(112)	(27)	—		(139)
Total other income (expense)	(546)	(36)	267		(315)
Income before income taxes	12,002	2,999	(579)		14,422
Income tax expense	(4,237)	—	(936)	(m)	(5,173)
Net income	$7,765	$2,999	$(1,515)		$9,249

Earnings per common share:
Basic	$0.16				$0.18
Diluted	$0.15				$0.17
Weighted average common shares:
Basic	48,582			(n)	51,866
Diluted	51,222			(n)	54,506

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands, except share data)

Note 1: Basis of Pro Forma Presentation
On May 10, 2013, Flotek Industries, Inc. ("Flotek" or the "Company") entered into an Agreement and Plan of Merger (the"Merger Agreement") with Florida Chemical Company, Inc. ("Florida Chemical") under which Flotek agreed to acquire all of the issued and outstanding shares of common stock of Florida Chemical. The merger was effective May 10, 2013 and Florida Chemical became a wholly-owned subsidiary of Flotek.
The unaudited pro forma condensed combined financial statements and related notes are provided for informational purposes only and do not purport to represent the financial position or results of operations which would actually have been obtained had such transaction been completed as of the date or for the periods presented, or for the financial position or results of operations that may be obtained in the future.
The pro forma adjustments reflect the merger of Flotek and Florida Chemical and related financings. Pro forma adjustments related to the unaudited pro forma condensed combined statements of income give effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. Pro forma adjustments related to the unaudited pro forma condensed combined balance sheet give effect to events that are directly attributable to the transaction and factually supportable regardless of whether they have a continuing impact or are nonrecurring.
Total fees and costs of the acquisition include legal, accounting and other fees and costs that have or will be expensed. These charges are directly attributable to the merger and represent non-recurring costs. The anticipated impact on the results of operations, therefore, was excluded from the unaudited pro forma condensed statements of operations.
The unaudited pro forma condensed combined statements of income do not reflect the cost of any integration activities or benefits from the merger and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the merger.
Certain amounts in Florida Chemical's historical financial statements have been reclassified to conform to Flotek's presentation.
Note 2: Purchase Price and Purchase Price Allocation
The purchase consideration transferred in the merger is as follows:

Cash	$49,500
Common stock, 3,284,180 shares	52,711
Repayment of debt	4,227
Total purchase price	$106,438
The allocation of purchase consideration was based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the merger. The allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma combined financial statements based on management's best estimates, supported by independent third-party analyses, assuming the merger had closed on March 31, 2013 for the unaudited pro forma condensed combined balance sheet purposes and January 1, 2012 for the unaudited pro forma condensed combined statements of income purposes. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS - (CONTINUED)

(In thousands, except share data)

The allocation of the purchase price in the unaudited pro forma condensed combined balance sheet as of March 31, 2013 is as follows:

Cash	$329
Net working capital, net of cash	15,653
Property, plant and equipment:
Personal property	13,400
Real property	6,750
Other assets	524
Other intangible assets:
Customer relationships	29,270
Trade name	12,670
Proprietary technology	14,080
Goodwill	39,728
Deferred tax impact of valuation adjustment	(25,966)
Total purchase price allocation	$106,438
Note 3: Elimination of Accounts and Transactions Between Flotek and Florida Chemical
The elimination of accounts and transactions between Flotek and Florida Chemical are as follows:
(a)    To eliminate the accounts receivable and accounts payable between Flotek and Florida Chemical.

	As of March 31, 2012
	Flotek	Florida Chemical
Accounts receivable	—	(3.313)
Accounts payable	(3,313)	—
(b)    To eliminate revenue and cost of revenue amounts between Flotek and Florida Chemical.

	For the Year Ended		For the Three Months Ended
	December 31, 2012		March 31, 2013
	Flotek	Florida Chemical	Flotek	Florida Chemical
Revenues	—	(23,728)	—	(5.213)
Cost of revenue	(23,728)	—	(5,213)	—
Note 4: Pro Forma Adjustments
The pro forma adjustments included in the unaudited pro forma condensed financial statements are as follows:

(c)	To record the estimated fair value of Florida Chemical's property, plant and equipment in excess of its book value.

(d)	To record the estimated amount of goodwill.

(e)
To record the estimated deferred tax asset (current) for acquired tax benefits related to Florida Chemical's allowance for doubtful accounts and inventory obsolescence reserve expected to be realized in the future.

To record the assumed deferred tax liability (non-current) for the difference between the assigned fair values of the tangible and intangible assets acquired and the tax bases of those assets.
The deferred tax amounts have been recognized at an estimated statutory rate of 38.7%.

(f)	To record the estimated fair value of Florida Chemical’s identifiable intangible assets.

(g)	To eliminate Florida Chemical's debt which was paid at the date of the merger.

(h)
To record the increase in borrowings of current and non-current debt to finance the merger. Line of credit advances are reported as current and the term loan is split between current and long-term based on its scheduled maturities.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS - (CONTINUED)

(In thousands, except share data)

(i)	To record the common stock par value and additional paid-in capital for the value of the 3,284,180 shares issued in the merger.
To eliminate Florida Chemical’s historical stockholders equity.

(j)
To record stock-based compensation for restricted stock awards granted to Florida Chemical management and employees, net of estimated forfeitures, for the year ended December 31, 2012 and the three months ended March 31, 2013.

(k)
To reverse the historical depreciation expense of Florida Chemical and record depreciation expense on the new fair value basis of property, plant and equipment for the year ended December 31, 2012 and three months ended March 31, 2013.

To record amortization of the acquired intangible assets which have finite lives over their estimated useful lives for the year ended December 31, 2012 and three months ended March 31, 2013.

(l)	To record interest expense for the increased long-term debt and revolving line of credit borrowings required for the merger.
To eliminate the historical interest expense that was incurred on Florida Chemical’s debt that was paid at the date of the merger.
The interest expense on the new borrowings was calculated using current interest rates without giving consideration to the variable interest rates on the debt.

(m)
To record the provision for income tax expense based upon the historical Florida Chemical income before taxes at an estimated statutory rate of 38.7% for the year ended December 31, 2012 and the three months ended March 31, 2013. Prior to the merger, Florida Chemical was treated as an S-Corporation for federal and state income tax purposes, and therefore, its financial statements did not contain a provision for income taxes. The pro forma combined income tax expense does not reflect the amount that would have resulted had Flotek and Florida Chemical filed a consolidated income tax return during the periods presented.

To record the benefit for income tax expense for the pro forma losses at an estimated statutory rate of 38.7% for the year ended December 31, 2012 and the three months ended March 31, 2013.

(n)
To reflect the impact on the weighted average shares outstanding used in calculating basic and diluted earnings per share for the issuance of 3,284,180 shares of common stock in the merger for the year ended December 31, 2012 and the three months ended March 31, 2013.